EXHIBIT 99.1

January 9, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

Grateful for the Honor

On May 5, 2014, I sent out my first Report to members in my role as president and CEO of the Federal Home Loan Bank of New York. In that Report, I stated that I accepted this role with great honor given the important mission of the institution I had been tasked to lead. Nearly 11 years later, as I prepare to retire from my role next month and from the FHLBNY later this year, that honor remains great, and our foundational liquidity mission remains as important as ever.

I was appointed president and CEO of the FHLBNY on April 2, 2014, after having joined as Executive Vice President and COO the previous October, but my experience with our cooperative extends far beyond my time working here. From 2004 through 2013, I had the pleasure of serving as an elected Member Director representing the Bank’s Puerto Rico and U.S. Virgin Islands members, and I served as Board Vice Chair from 2008 through 2013. I came to the FHLBNY with the viewpoint and experience of a member, gained over a career as a community banker – including an appreciation for both the stability of the Federal Home Loan Banks and the critical importance of maintaining members’ reliable access to our funding. As someone who has used Federal Home Loan Bank advances as a member, in support of customers and communities, I understood the vital nature of the Federal Home Loan Banks’ foundational liquidity mission – what it means to our members and the people they serve.

For the past 11 years, I have been honored, humbled and grateful each and every day to be trusted with leading our cooperative. I have been fortunate to work alongside such a tremendous team, and I have been proud to hear directly from our members – community banks, credit unions, insurance companies and CDFIs – and housing partners as to what the FHLBNY means to you. Over the past several years, against the backdrop of a heightened regulatory environment and misguided, and misinformed, scrutiny of the Federal Home Loan Banks, our cooperatives have at times been inaccurately characterized for a broader audience. During this period, our members have time and again lent their voices to the conversation, providing firsthand insights to highlight the importance of our funding and what it means to customers, consumers and communities throughout our region and across our nation. Whether at listening sessions, or in editorials and interviews, or during the course of discussions with policymakers, you have shared the member experience, and what uninterrupted access to Federal Home Loan Bank funding means to both the local lender and broad, financial stability in America. We have a critical mission, one worth fighting for.

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Next month, Randolph C. Snook, who currently serves as CEO of the FHLBanks Office of Finance (“OF”) – the Federal Home Loan Bank System’s fiscal agent -- will take on the privilege and responsibility of serving as president and CEO of the Federal Home Loan Bank of New York. Randy, who has led the OF for the past six years, will join the FHLBNY at the beginning of February, 2025, at which point I will become Senior Advisor to aid in the transition process. Just as I did 11 years ago, Randy joins a strong, experienced and committed team – one that comes into work every day focused on our members and mission, our housing partners and the communities we all serve. I know that he will succeed just as I have, with the support of our people and in service to our members, always focused on the critical importance of maintaining a stable and reliable cooperative.

In closing, I would like to thank our members, our Board of Directors and my colleagues at the FHLBNY for the faith that you have all placed in me over these past 11 years. I have spent nearly all of my life living, working and raising a family in our District, and I have always been able to rely on our region’s local financial institutions for so many of life’s needs. It has been the honor of my professional career to lead the institution that these local lenders and insurers in turn rely on.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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